Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

INTERVEST BANCSHARES CORPORATION

Intervest Bancshares Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The original Certificate of Incorporation of Intervest Bancshares Corporation was filed with the Secretary of State of Delaware on February 5, 1993.

SECOND: The Certificate of Incorporation, as amended heretofore, is hereby further amended to: (i) remove from authorization shares of Class B Common Stock; (ii) eliminate provisions related to the Class B Common Stock; and (iii) rename the Class A Common Stock to Common Stock. The Restated Certificate of Incorporation in the form that follows has been duly adopted in accordance with the provisions of Sections 245 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

THIRD: The text of the Certificate of Incorporation, as amended heretofore, is hereby restated as further amended to read in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

IN WITNESS WHEREOF, the undersigned, being the President and Secretary, respectively of the Corporation, hereby execute this Restated Certificate of Incorporation this 24th day of May, 2012 and hereby affirm the truth of the statements contained herein under penalties of perjury.

INTERVEST BANCSHARES CORPORATION

By:	/s/ Lowell S. Dansker
Lowell S. Dansker, President

ATTEST:

By:	/s/ Stephen A. Helman
Stephen A. Helman, Secretary

Exhibit A

CERTIFICATE OF INCORPORATION

OF

INTERVEST BANCSHARES CORPORATION

i) The name of the corporation is Intervest Bancshares Corporation.

ii) The address of the registered office of the Corporation in the State of Delaware is 615 South Dupont Highway, City of Dover, County of Kent, State of Delaware 19901. The name of its registered agent at such address is Colby Attorneys Service Co., Inc.

iii) The purpose for which it is formed is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

iv) (a) The Corporation is authorized to issue two classes of shares to be designated, respectively, Preferred Stock (“Preferred Stock”) and Common Stock (“Common Stock”). The total number of shares of capital stock that the Corporation is authorized to issue is Sixty Two Million Three Hundred Thousand (62,300,000). The total number shares of Preferred Stock this Corporation shall have authority to issue is Three Hundred Thousand (300,000). The total number of shares of Common Stock this Corporation shall have authority to issue is Sixty Two Million (62,000,000). All of the shares of capital stock shall have a par value of $1.00 per share.

(b) The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock from time to time in one or more series. The Board of Directors is expressly authorized to provide for the issue of all or any of the shares of Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the General Corporation Law of the State of Delaware. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(c) The powers, preferences, rights, restrictions and other matters relating to the Common Stock are as follows:

(i) Dividends. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive cash dividends when and as declared by the Board of Directors out of funds legally available therefor.

(ii) Voting. In all matters as to which the vote or consent of stockholders of the Corporation shall be required or be taken, the holders of the shares of Common Stock shall be entitled to one vote for each share of such stock held by them.

(iii) Liquidation. Subject to any preferences that may be applicable to any outstanding shares of Preferred Stock, in the event of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of the shares of Common Stock shall be entitled to share ratably, without distinction as to class, in all of the assets of the Corporation available for distribution to its stockholders.

v) The Board of Directors of the Corporation is expressly authorized to make, alter or repeal bylaws of this Corporation, but the stockholders may make additional bylaws and may alter or repeal any bylaw whether adopted by them or otherwise.

vi) Election of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

vii) To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same now exist or may hereafter be amended in a manner more favorable to directors, the directors of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.